Exhibit 99.1

Company Contacts: Scott Settersten Chief Financial Officer (630) 410-4807
Laurel Lefebvre Vice President, Investor Relations (630) 410-5230 Media Contact: DKC Juliet Horn (212) 981-5221

ULTA BEAUTY ANNOUNCES SECOND QUARTER 2013 RESULTS

Total Sales Increased 24.8%

Comparable Store Sales Increased 8.4%

Diluted EPS Increased 29.6% to $0.70

Bolingbrook, IL – September 12, 2013 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended August 3, 2013, which compares to the same periods ended July 28, 2012.

“The Ulta Beauty team delivered a very strong quarter while moving our growth strategy forward,” stated Mary Dillon, Chief Executive Officer. “Ulta Beauty added several new brands to its stores; we further expanded the number of Clinique and Lancôme boutiques; we drove rapid growth in our e-commerce business; and we achieved record membership in our loyalty program. I am incredibly excited about the future potential of Ulta Beauty, and I look forward to working with the team to build on the solid foundation they have built.”

For the Second Quarter:

•	Net sales increased 24.8% to $601.0 million from $481.7 million in the second quarter of fiscal 2012;

•	Comparable store sales (sales for stores open at least 14 months) increased 8.4% compared to an increase of 9.7% in the second quarter of fiscal 2012, including the impact of e-commerce sales;

•	Gross profit increased 50 basis points to 35.3% from 34.8% in the second quarter of fiscal 2012;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales increased 40 basis points to 22.4% compared to 22.0% in the second quarter of fiscal 2012;

•	Preopening expenses increased to $4.8 million, compared to $4.1 million in the second quarter of fiscal 2012. Real estate activity in the second quarter of fiscal 2013 included 33 new stores, 1 relocation and 1 remodel compared to 22 new stores, 1 relocation and 9 remodels in the second quarter of fiscal 2012;

•	Operating income increased 26.8% to $72.9 million, or 12.1% of net sales, compared to $57.5 million, or 11.9% of net sales, in the second quarter of fiscal 2012;

•	Net income increased 28.3% to $44.9 million compared to $35.0 million in the second quarter of fiscal 2012; and

•	Income per diluted share increased 29.6% to $0.70 compared to $0.54 in the second quarter of fiscal 2012.

•	The Company added 39 Clinique boutiques to end the second quarter with 90 stores featuring Clinique, and expects to add 10 more Clinique boutiques during fiscal 2013. Five Lancôme boutiques were added, bringing the total number of stores offering Lancome products to 85, with 20 additional boutiques underway.

•	The Company continued to add new products and brands, including the recent launches of IT Cosmetics, Jane Cosmetics, Mally Girl, and Meaningful Beauty.

•	The Company’s loyalty program membership grew to 12 million active members, an increase of 19% compared to the second quarter of fiscal 2012.

•	Ulta.com achieved sales growth of 72%, representing 130 basis points of the total company same store sales increase of 8.4%.

For the First Six Months:

•	Net sales increased 23.8% to $1,183.7 million from $955.8 million in the first six months of fiscal 2012;

•	Comparable store sales (sales for stores open at least 14 months) increased 7.6% compared to an increase of 10.1% in the first six months of fiscal 2012, including the impact of e-commerce sales;

•	Gross profit decreased 30 basis points to 35.1% from 35.4% in the first six months fiscal 2012;

•	SG&A expense as a percentage of net sales decreased 10 basis points to 22.6% compared to 22.7% in the first six months in fiscal 2012;

•	Pre-opening expense increased to $8.0 million compared to $6.6 million in the second quarter of fiscal 2012. Real estate activity in the first six months of 2013 included 61 new stores, 1 relocation and 1 remodel compared to 40 new stores, 2 relocations and 9 remodels in the first six months fiscal 2012;

•	Operating income increased 22.3% to $140.6 million, or 11.9% of net sales, compared to $114.9 million, or 12.0% of net sales, in the first six months of fiscal 2012;

•	Net income increased 24.1% to $86.7 million compared to $69.9 million in the first six months of fiscal 2012; and

•	Income per diluted share increased 23.9% to $1.35 compared to $1.09 in the first six months of fiscal 2012.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the second quarter of fiscal 2013 totaled $461.2 million, compared to $316.7 million at the end of the second quarter of fiscal 2012, representing an increase of $144.5 million. The increase in inventory is primarily due to the addition of 120 net new stores opened since July 28, 2012. Average inventory per store increased 16.9% for the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012. This increase is primarily due to incremental inventory related to the recently added prestige brand boutiques, new brand additions and the expansion of e-commerce fulfillment to the Chambersburg, PA distribution center.

Store Expansion

During the second quarter, the Company opened 33 stores located in Alameda, CA; Benton Harbor, MI; Billings, MT; Canton, OH; Chicago, IL; Cincinnati, OH; Clarksville, TN; Delray Beach, FL; Eastvale, CA; El Centro, CA; Foxborough, MA; Gaylord, MI; Gilroy, CA; Grand Rapids, MI; Helena, MT; Leesburg, VA; Martinsburg, WV; Midlothian, VA; Morehead City, NC; Newport, KY; Norcross, GA; North Port, FL; Petaluma, CA; Philadelphia, PA; Pocatello, ID; Portland, OR; Rock Hill, SC; Royal Oak, MI; St. Joseph, MO; State College, PA; Tracy, CA; Vineland, NJ and Visalia, CA and relocated one store in Sacramento, CA. The Company ended the second quarter with 609 stores and square footage of 6,476,445, which represents a 25% increase in square footage compared to the second quarter of fiscal 2012.

Outlook

For the third quarter of fiscal 2013, the Company currently expects net sales in the range of $613 million to $623 million, compared to actual net sales of $505.6 million in the third quarter of fiscal 2012. Comparable store sales for the third quarter of 2013 are expected to increase 5% to 7%. The Company reported a comparable store sales increase of 8.4% in the third quarter of 2012.

Income per diluted share for the third quarter of fiscal 2013 is estimated to be in the range of $0.71 to $0.74. This compares to income per diluted share for the third quarter of fiscal 2012 of $0.59.

The Company is confirming its previously announced fiscal 2013 earnings guidance. The Company plans to:

•	achieve comparable store sales growth of approximately 5% to 7%, including the impact of the e-commerce business;

•	expand square footage by 22% with the opening of 125 net new stores;

•	remodel 7 locations;

•	deliver earnings per share growth, on a 52 week adjusted basis, at the low end of the Company’s long term target of 25% - 30%, including the impact of approximately $0.13 of income per diluted share in incremental investments associated with the planned new store program, supply chain, warehouse systems, and e-commerce site investments, the expansion of prestige brand boutiques, and investments in store labor to support rapid growth in the prestige cosmetics and skincare categories;

•	incur capital expenditures of approximately $225 million in fiscal 2013, compared to $189 million in fiscal 2012; and

•	continue to generate free cash flow.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 12, 2013, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 26, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 420117.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of August 3, 2013, Ulta operates 609 retail stores across 46 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 3,		July 28,
	2013		2012
	(Unaudited)		(Unaudited)
Net sales	$600,998	100.0%	$481,683	100.0%
Cost of sales	388,921	64.7%	314,058	65.2%

Gross profit	212,077	35.3%	167,625	34.8%
Selling, general and administrative expense	134,400	22.4%	106,040	22.0%
Pre-opening expenses	4,809	0.8%	4,126	0.9%

Operating income	72,868	12.1%	57,459	11.9%
Interest (income) expense	(18)	0.0%	104	0.0%

Income before income taxes	72,886	12.1%	57,355	11.9%
Income tax expense	27,975	4.7%	22,357	4.6%

Net income	$44,911	7.5%	$34,998	7.3%

Net income per common share:
Basic	$0.70		$0.55
Diluted	$0.70		$0.54
Weighted average common shares outstanding:
Basic	63,834		63,070
Diluted	64,331		64,293

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 3,		July 28,
	2013		2012
	(Unaudited)		(Unaudited)
Net sales	$1,183,710	100.0%	$955,781	100.0%
Cost of sales	767,684	64.9%	617,244	64.6%

Gross profit	416,026	35.1%	338,537	35.4%
Selling, general and administrative expense	267,448	22.6%	216,983	22.7%
Pre-opening expenses	8,015	0.7%	6,649	0.7%

Operating income	140,563	11.9%	114,905	12.0%
Interest (income) expense	(42)	0.0%	125	0.0%

Income before income taxes	140,605	11.9%	114,780	12.0%
Income tax expense	53,868	4.6%	44,914	4.7%

Net income	$86,737	7.3%	$69,866	7.3%

Net income per common share:
Basic	$1.36		$1.11
Diluted	$1.35		$1.09
Weighted average common shares outstanding:
Basic	63,838		62,782
Diluted	64,362		64,202
Dividends declared per common share	$—		$1.00

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 3,	February 2,	July 28,
	2013	2013	2012
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$286,210	$320,475	$197,401
Receivables, net	30,998	41,515	32,279
Merchandise inventories, net	461,156	361,125	316,734
Prepaid expenses and other current assets	51,992	50,452	46,345
Prepaid income taxes	1,111	—	12,690
Deferred income taxes	15,320	15,757	12,257

Total current assets	846,787	789,324	617,706
Property and equipment, net	541,557	483,059	421,063
Deferred compensation plan assets	3,648	2,866	—

Total assets	$1,391,992	$1,275,249	$1,038,769

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$130,738	$118,886	$88,881
Accrued liabilities	102,007	92,127	80,507
Accrued income taxes	—	10,054	—

Total current liabilities	232,745	221,067	169,388
Deferred rent	239,179	208,003	186,486
Deferred income taxes	55,492	56,361	43,210
Other long-term liabilities	4,114	2,876	—

Total liabilities	531,530	488,307	399,084
Commitments and contingencies
Total stockholders’ equity	860,462	786,942	639,685

Total liabilities and stockholders’ equity	$1,391,992	$1,275,249	$1,038,769

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 3,	July 28,
	2013	2012
	(Unaudited)
Operating activities
Net income	$86,737	$69,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,747	42,614
Deferred income taxes	(432)	(978)
Non-cash stock compensation charges	7,539	6,346
Excess tax benefits from stock-based compensation	(6,699)	(27,788)
Loss on disposal of property and equipment	2,030	447
Change in operating assets and liabilities:
Receivables	10,517	(6,126)
Merchandise inventories	(100,031)	(72,087)
Prepaid expenses and other current assets	(1,540)	(2,915)
Income taxes	(4,466)	11,096
Accounts payable	11,852	2,439
Accrued liabilities	(3,366)	(9,705)
Deferred rent	31,176	23,023
Other assets and liabilities	456	—

Net cash provided by operating activities	84,520	36,232
Investing activities
Purchases of property and equipment	(98,029)	(71,338)

Net cash used in investing activities	(98,029)	(71,338)
Financing activities
Repurchase of common shares	(37,337)	—
Dividends paid	—	(62,482)
Excess tax benefits from stock-based compensation	6,699	27,788
Stock options exercised	10,007	13,514
Purchase of treasury shares	(125)	(51)

Net cash used in financing activities	(20,756)	(21,231)

Net decrease in cash and cash equivalents	(34,265)	(56,337)
Cash and cash equivalents at beginning of period	320,475	253,738

Cash and cash equivalents at end of period	$286,210	$197,401

Exhibit 5

2013 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2013	quarter	quarter	quarter	at end of the quarter
1st Quarter	550	28	2	576
2nd Quarter	576	33	0	609

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2013	the quarter	quarter	during the quarter	quarter
1st Quarter	5,847,393	298,083	24,077	6,121,399
2nd Quarter	6,121,399	355,046	0	6,476,445